EXHIBIT 99

       Titan International, Inc. Secures $100 Million Revolving
                            Credit Facility

    QUINCY, Ill.--(BUSINESS WIRE)--July 26, 2004--Titan International, Inc. (NYSE:TWI) has secured a new $100 million revolving credit agreement with agents LaSalle Bank National Association and General Electric Capital Corporation. This new facility replaces the company's former $20 million revolving credit agreement and term loan. Both of these former facilities were terminated on July 23, 2004. The $100 million revolving credit facility has a 36-month term and will allow Titan to redeem certain of Titan's 8.75% senior subordinated notes. If the notes are not redeemed by February 2007, the credit facility's termination date will be adjusted to a 30-month term.
    The new revolving credit facility will be secured by a first priority security interest in certain assets of Titan's domestic subsidiaries. The borrowings under the facility will bear interest at a floating rate of either prime rate plus 1.5% or at LIBOR plus 3.0%. The facility contains certain financial covenants and other customary affirmative and negative covenants.
    "We are extremely pleased with the financing Titan has secured as this provides the flexibility to take advantage of business opportunities as they arise," stated Maurice Taylor Jr., Titan president and CEO. "The company wishes to thank our agents LaSalle and GE for their continued support of Titan, an American manufacturing company. The new lower borrowing rates will reduce Titan's interest expense going forward, compared to the previous term loan's LIBOR plus 4.0-4.5% rates."

    Titan International is a leading supplier of wheels, tires and assemblies for off-highway equipment used in agriculture, earthmoving/construction and consumer markets. The earthmoving/construction market includes products supplied to the U.S. military and other government entities, while the consumer market includes all terrain vehicle and recreational/utility trailer applications.

    This press release contains certain statements relating to Titan's revolving credit facility, the intended use of the facility, and the anticipated terms, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors, including market and other conditions. More detailed information about these and other factors is set forth in Titan's Annual Report on Form 10-K and in other reports which Titan from time to time files with the Securities and Exchange Commission, available publicly on the SEC's web site, http://www.sec.gov.

    CONTACT: Titan International, Inc.
             Lisa Ross, 217-221-4489